Exhibit 11.1

                         EXHIBIT 11.1
STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                 PROFFITT'S, INC. AND SUBSIDIARIES
                  (in thousands, except per share amounts)



                                          Three Months Ended
                                          -------------------
                                          May 4,    April 29,
                                          1996      1995
                                          --------  ---------
PRIMARY:


Average shares outstanding                19,156    18,870
Net effect of dilutive stock
 options -- based on the
 treasury stock method using
 average market price                        588       312
                                          ------    ------
   Total                                  19,744    19,182
                                          ======    ======


Net income                                $6,254    $3,648
Less Preferred Stock dividends              (488)     (488)
                                          ------    ------

Net income available to
common shareholders                       $5,766    $3,160
                                          ======    ======


Primary earnings per common share          $0.29     $0.16
                                          ======    ======
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                     EXHIBIT 11.1 (continued)
       STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS
                       PER COMMON  SHARE
                  PROFFITT'S, INC. AND SUBSIDIARIES
            (in thousands, except per share amounts)


                                          Three Months Ended
                                          -------------------
                                          May 4,    April 29,
                                          1996      1995
                                          --------  ---------

FULLY DILUTED:

Average shares outstanding                19,156    18,870
 Net effect of dilutive stock
 options -- based on
 the treasury stock method
 using period-end
 market price if higher
 than average price                          777       317
                                          ------    ------

    Total                                 19,933    19,187
                                          ======    ======


 Net income                               $6,254    $3,648
 Less Preferred Stock dividends             (488)     (488)
                                          ------    ------

Net income available to
common shareholders                       $5,766    $3,160
                                          ======    ======

Fully diluted earnings
per common share                           $0.29     $0.16
                                          ======    ======



Note/For each period shown, the fully diluted earnings per common share calculation is anti-dilutive, and therefore, no fully diluted presentation is needed.